UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2013

OVERNEAR, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54119	27-3101494
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1460 4th St., Suite 304
Santa Monica, California 90401
(Address of Principal Executive offices)(Zip Code)

(310) 744-6060
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective between August and October 2013, shareholders holding over 66% of OverNear, Inc.’s (the “Company’s”) outstanding Series A Preferred Stock, and effective October 4, 2013, the Board of Directors of the Company, approved the adoption of an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the Company’s Series A Preferred Stock (the “Preferred Stock Amendment”), which Preferred Stock Amendment was filed with and became effective with the Secretary of State of Nevada on October 4, 2013.  The Preferred Stock Amendment removed the automatic conversion right (which provided that the shares were to convert into common stock upon the closing of a financing of at least $5 million in gross proceeds in which shares of the Company’s common stock is sold at a price per share of at least $0.60 per share), and provided the Company the right, in its sole discretion, at any time, to convert all of the outstanding shares of Series A Preferred Stock into common stock of the Company in a ratio of 1.03 shares of common stock for each share of Series A Preferred Stock converted, rounded up to the nearest whole share.  The Company anticipates taking action to convert the Series A Preferred Stock into common stock pursuant to the Company’s right to convert such shares into common stock as provided by the Preferred Stock Amendment subsequent to the date of this filing.

Item 9.01 Financial Statements And Exhibits.

Exhibit No.	Description

3.1*	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of OverNear, Inc.

* Filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2013	OVERNEAR, INC.

	By:	/s/ Fred E. Tannous
Fred E. Tannous Chief Executive Officer Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1*	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of OverNear, Inc.

* Filed herewith.